Exhibit 99
MDU Resources’ Second Quarter Earnings from Continuing Operations
Grow 41 Percent to Record Level; Company Raises 2008 Earnings Guidance

BISMARCK, N.D. – Aug. 4, 2008 – MDU Resources Group, Inc. (NYSE:MDU) announced record second quarter financial results, with consolidated earnings from continuing operations of $115.3 million, a 41 percent increase from $81.8 million for the second quarter of 2007. Earnings per common share from continuing operations were 63 cents, compared to 45 cents in the second quarter of 2007.

Highlights for Second Quarter 2008

•	Earnings per common share from continuing operations increased 40 percent to 63 cents
•	Record consolidated earnings of $115.3 million
•	Increased 2008 earnings per share guidance to a range of $2.10 to $2.35, up from previous guidance of $1.85 to $2.10 per common share

“Both our financial and operating performance have been outstanding through the midway point of 2008, and we are very optimistic about a strong second half of the year,” said Terry D. Hildestad, president and chief executive officer of MDU Resources.

 “Our growth strategy, which is based on a combination of growing our existing operations and making successful acquisitions, is delivering very positive results. Our natural gas and oil production, construction services and utility businesses had record quarters. In spite of the economic pressures being experienced at our construction materials business, our strategy of operating a diversified group of core businesses has allowed for outstanding performance over the long term.”

The company announced that it is increasing its 2008 earnings guidance to a range of $2.10 to $2.35, up from previous guidance of $1.85 to $2.10 per share. The increase is based on the company’s record second quarter results, and an expectation that energy prices will continue to be strong in 2008.

The company’s natural gas and oil production business posted a record quarter more than doubling earnings, due to higher energy prices and an 11 percent increase in production. The production increases came primarily from producing properties in East Texas that were acquired earlier this year, and from successful oil exploration efforts in North Dakota’s middle Bakken formation and in Utah’s Paradox Basin.

Earnings from the company’s pipeline and energy services business increased from the second quarter of 2007. The growth was driven by higher average rates for storage and gathering services and higher volumes moved through its gathering system.

The construction materials and contracting business continues to be affected by the economic downturn, with significantly lower construction workloads and product volumes. Cost-containment efforts remain a priority for this business unit.

The construction services group had a record quarter, driven by an increase in construction workloads. This business continues to maintain a strong work backlog.

The electric and natural gas distribution business also had a record second quarter, with earnings increasing by $5.2 million from the same period in 2007. The growth reflects the acquisition of Cascade Natural Gas Corp. in July 2007. Cascade’s service territories in Washington and Oregon continue to experience strong customer growth rates.

In July, MDU Resources announced that it has entered into an agreement to acquire Intermountain Gas Company, which serves more than 300,000 customers in Idaho. When completed, MDU Resources’ utility segment will serve more than 930,000 electric and natural gas customers.

The company will host a webcast at 1 p.m. EDT today to discuss earnings results and guidance. The event can be accessed at www.mdu.com. A webcast replay and audio replay will be available. The dial-in number for audio replay is (800) 642-1687 or for international callers, (706) 645-9291, conference ID 51698216.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, operating in three core lines of business: energy, construction materials and utility resources. MDU Resources includes natural gas and oil production, natural gas pipelines and energy services, construction materials and contracting, construction services, and electric and natural gas utilities. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director - investor relations, (701) 530-1057

Media:
Rick Matteson, director of communications and public affairs, (701) 530-1700

Quarterly Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.

Business Line	Earnings Second Quarter 2008 (In Millions)	Earnings Second Quarter 2007 (In Millions)
Energy
Natural gas and oil production	$71.7	$35.2
Pipeline and energy services	6.8	6.1
Construction Materials and Contracting	12.7	25.5
Utility Resources
Construction services	14.1	13.0
Electric and natural gas distribution*	8.2	3.0
Other**	1.8	(1.0)
Earnings before discontinued operations	115.3	81.8
Income from discontinued operations,
net of tax	---	7.5
Earnings on common stock	$115.3	$89.3
* Cascade was acquired July 2, 2007
** Includes the independent power production business

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•
Earnings per common share for 2008 are projected in the range of $2.10 to $2.35. The company expects the percentage of 2008 earnings per common share by quarter to be in the following approximate ranges:

o	Third quarter – 30 percent to 35 percent
o	Fourth quarter – 25 percent to 30 percent
•	Long-term compound annual growth goals on earnings per share from operations are in the range of 7 percent to 10 percent.
•
Estimated capital expenditures for 2008 are approximately $1.4 billion. Included in this estimate are the pending acquisition of Intermountain Gas and the completed acquisition of the East Texas properties earlier this year. The increase, as compared to estimated capital expenditures of $941 million reported in the company’s 2007 Form 10-K, is largely related to the pending acquisition as well as higher expenditures at the natural gas and oil production business.

Energy
Natural Gas and Oil Production
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in millions, where applicable)
Operating revenues:
Natural gas	$140.5	$96.1	$258.0	$190.0
Oil	74.6	31.2	126.7	55.8
Other	.1	.1	.1	.2
	215.2	127.4	384.8	246.0
Operating expenses:
Purchased natural gas sold	.1	---	.1	.3
Operation and maintenance:
Lease operating costs	19.2	15.6	37.5	31.1
Gathering and transportation	6.2	5.0	11.9	9.5
Other	13.7	9.1	22.6	17.5
Depreciation, depletion and amortization	41.7	29.8	81.0	59.6
Taxes, other than income:
Production and property taxes	16.3	9.3	29.9	18.2
Other	.3	.3	.5	.5
	97.5	69.1	183.5	136.7
Operating income	117.7	58.3	201.3	109.3
Earnings	$71.7	$35.2	$122.3	$65.8

Production:
Natural gas (MMcf)	16,531	15,231	33,092	30,671
Oil (MBbls)	717	589	1,338	1,145
Total Production (MMcfe)	20,830	18,770	41,118	37,543
Average realized prices (including hedges):
Natural gas (per Mcf)	$8.50	$6.31	$7.80	$6.20
Oil (per barrel)	$104.19	$52.83	$94.72	$48.71
Average realized prices (excluding hedges):
Natural gas (per Mcf)	$9.33	$5.82	$8.11	$5.78
Oil (per barrel)	$105.34	$52.83	$95.60	$48.71
Average depreciation, depletion and amortization rate, per equivalent Mcf	$1.94	$1.52	$1.91	$1.52
Production costs, including taxes, per equivalent Mcf:
Lease operating costs	$.92	$.83	$.91	$.83
Gathering and transportation	.30	.27	.29	.25
Production and property taxes	.78	.50	.73	.49
	$2.00	$1.60	$1.93	$1.57

The natural gas and oil production segment reported record quarterly earnings of $71.7 million, more than doubling the $35.2 million earned in the second quarter of 2007. Realized natural gas prices were 35 percent higher and realized oil prices were 97 percent higher. In addition, combined natural gas and oil production increased 11 percent. These increases were partially offset by increased depreciation, depletion and amortization and production taxes.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company expects a combined natural gas and oil production increase in 2008 in the range of 10 percent to 14 percent over 2007 levels. Meeting these targets will depend on the success of exploration activities and the timely receipt of regulatory approvals.

•
The company is involved in exploratory drilling in the Bakken area in North Dakota and in the Paradox Basin in Utah. Net acreage in the Bakken includes over 65,000 acres with plans to participate in 50 to 60 wells in 2008, roughly half of which will be operated. If the Three Forks/Sanish formation proves to be a separate reservoir from the middle Bakken, the company expects the Three Forks/Sanish will provide additional opportunities to grow reserves and production within our existing leasehold position. In the Paradox Basin, the company has net acreage of approximately 90,000 acres with plans to drill approximately 5 wells in 2008.

•
The company’s combined proved natural gas and oil reserves as of Dec. 31 were 707 billion cubic feet equivalent. In January, 97 Bcfe of proved reserves were added with the East Texas property acquisition. The company is pursuing continued reserve growth through further exploitation of its existing properties, exploratory drilling and property acquisitions.

•	Earnings guidance reflects estimated natural gas prices for August through December as follows:

Index*	Price/Thousand Cubic Feet (Mcf)
Ventura	$7.75 to $8.25
NYMEX	$8.50 to $9.00
CIG	$6.00 to $6.50

During 2007, more than three-fourths of natural gas production was priced at non-NYMEX prices, the majority of which was at Ventura pricing.
•	Earnings guidance reflects estimated NYMEX crude oil prices for August through December in the range of $110 to $115 per barrel.
•
For the last six months of 2008, the company has hedged approximately 45 percent to 50 percent of its estimated natural gas production and less than 5 percent of its estimated oil production. Of its estimated 2009 natural gas production, the company has hedged approximately 30 percent to 35 percent and less than 5 percent for 2010 and 2011. The hedges that are in place as of Aug. 1 are summarized in the following chart:

Commodity	Type	Index*	Period Outstanding	Forward Notional Volume (MMBtu/Bbl)	Price (Per MMBtu/Bbl)
Natural Gas	Collar	Ventura	7/08 - 10/08	615,000	$7.00-$8.05
Natural Gas	Collar	Ventura	7/08 - 10/08	615,000	$7.00-$8.06
Natural Gas	Swap	Ventura	7/08 - 10/08	615,000	$7.45
Natural Gas	Collar	Ventura	7/08 - 10/08	615,000	$7.50-$8.70
Natural Gas	Swap	Ventura	7/08 - 10/08	615,000	$8.005
Natural Gas	Collar	Ventura	7/08 - 10/08	430,500	$7.25-$8.02
Natural Gas	Collar	CIG	7/08 - 10/08	430,500	$5.75-$7.40
Natural Gas	Collar	Ventura	7/08 - 12/08	920,000	$7.00-$8.45
Natural Gas	Collar	Ventura	7/08 - 12/08	920,000	$7.50-$8.34
Natural Gas	Swap	Ventura	7/08 - 12/08	1,656,000	$8.55
Natural Gas	Collar	NYMEX	7/08 - 12/08	920,000	$7.50-$10.15
Natural Gas	Swap	HSC	7/08 - 12/08	1,251,200	$7.91
Natural Gas	Collar	CIG	7/08 - 12/08	920,000	$6.75-$7.04
Natural Gas	Swap	CIG	7/08 - 12/08	920,000	$6.35
Natural Gas	Swap	CIG	7/08 - 12/08	920,000	$6.41
Natural Gas	Swap	Ventura	7/08 - 12/08	2,576,000	$9.10
Natural Gas	Collar	NYMEX	7/08 - 12/08	920,000	$9.00-$10.50
Natural Gas	Swap	Ventura	11/08 - 12/08	427,000	$9.25
Natural Gas	Swap	Ventura	11/08 - 12/08	610,000	$8.85
Natural Gas	Swap	Ventura	11/08 - 12/08	915,000	$12.465
Natural Gas	Swap	CIG	1/09 - 3/09	225,000	$8.45
Natural Gas	Swap	HSC	1/09 - 12/09	2,482,000	$8.16
Natural Gas	Collar	Ventura	1/09 - 12/09	1,460,000	$7.90-$8.54
Natural Gas	Collar	Ventura	1/09 - 12/09	4,380,000	$8.25-$8.92
Natural Gas	Swap	Ventura	1/09 - 12/09	3,650,000	$9.02
Natural Gas	Collar	CIG	1/09 - 12/09	3,650,000	$6.50-$7.20
Natural Gas	Swap	CIG	1/09 - 12/09	912,500	$7.27
Natural Gas	Collar	NYMEX	1/09 - 12/09	1,825,000	$8.75-$10.15
Natural Gas	Swap	Ventura	1/09 - 12/09	3,650,000	$9.20
Natural Gas	Collar	NYMEX	1/09 - 12/09	3,650,000	$11.00-$12.78
Natural Gas	Basis	NYMEX to Ventura	1/09 - 12/09	3,650,000	$0.61
Natural Gas	Swap	HSC	1/10 - 12/10	1,606,000	$8.08
Natural Gas	Swap	HSC	1/11 - 12/11	1,350,500	$8.00
Crude Oil	Collar	NYMEX	7/08 - 12/08	36,800	$67.50-$78.70

* Ventura is an index pricing point related to Northern Natural Gas Co.’s system; CIG is an index pricing point related to Colorado Interstate Gas Co.’s system; HSC is the Houston Ship Channel hub in southeast Texas which connects to several pipelines.

Pipeline and Energy Services
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Dollars in millions)
Operating revenues	$155.1	$112.2	$288.9	$225.3
Operating expenses:
Purchased natural gas sold	116.6	75.8	210.7	155.4
Operation and maintenance	16.7	16.6	34.3	30.6
Depreciation, depletion and amortization	5.9	5.2	11.5	10.6
Taxes, other than income	2.8	2.7	5.6	5.5
	142.0	100.3	262.1	202.1
Operating income	13.1	11.9	26.8	23.2
Income from continuing operations	6.8	6.1	14.0	11.8
Income from discontinued operations, net of tax	---	.1	---	.1
Earnings	$6.8	$6.2	$14.0	$11.9

Transportation volumes (MMdk):
Montana-Dakota Utilities Co.*	7.2	7.1	15.5	15.1
Other	26.8	29.7	48.2	50.2
	34.0	36.8	63.7	65.3
Gathering volumes (MMdk)	25.5	22.5	49.5	44.7
* A public utility division of the company.

The pipeline and energy services segment reported earnings of $6.8 million in the second quarter of 2008, compared to $6.2 million for the same period in 2007. Average rates for storage and gathering services were higher than the comparable prior period. Increased gathering volumes of 14 percent were largely offset by decreased volumes transported to storage and lower average storage balances.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
Based on indicated demand from a recent open season, an incremental expansion to the Grasslands Pipeline in the range of 40,000 Mcf per day or more is now anticipated for 2009. Through additional compression, the pipeline firm capacity could ultimately reach 200,000 Mcf per day, an increase from the current firm capacity of 138,000 Mcf per day.

•
The company is pursuing the development of the Bakken Pipeline, a new natural gas pipeline designed to transport natural gas from the fast-growing Bakken Play in northwestern North Dakota and northeastern Montana to a new pipeline interconnect with Alliance Pipeline. The Bakken Pipeline is anticipated to have an initial capacity of approximately 100,000 Mcf per day, with the flexibility to expand capacity to 200,000 Mcf per day. The pipeline project remains subject to shipper commitment and regulatory approvals.

•	In 2008, total gathering and transportation throughput is expected to be slightly higher than 2007 record levels.

Construction Materials and Contracting

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in millions)
Operating revenues	$427.4	$455.5	$628.7	$683.0
Operating expenses:
Operation and maintenance	366.1	372.8	561.3	581.6
Depreciation, depletion and amortization	25.4	23.2	50.9	45.8
Taxes, other than income	10.4	13.9	19.5	21.6
	401.9	409.9	631.7	649.0
Operating income (loss)	25.5	45.6	(3.0)	34.0
Earnings (loss)	$12.7	$25.5	$(8.4)	$15.7

Sales (000's):
Aggregates (tons)	8,719	10,339	12,960	15,896
Asphalt (tons)	1,452	1,769	1,648	2,105
Ready-mixed concrete (cubic yards)	1,052	1,092	1,663	1,718

The construction materials and contracting segment reported second quarter earnings of $12.7 million, compared to $25.5 million for the same period in 2007. Construction workloads and margins, as well as product volumes from existing operations, were significantly lower as a result of the economic downturn and unfavorable weather conditions in most regions. In addition, diesel fuel costs were significantly higher.

The company acquired two companies in the second quarter, Yarbrough’s Material & Construction and Amador Transit Mix. Yarbrough is a leading aggregate supplier and ready-mix concrete producer near Beaumont, Texas, distributing more than 300,000 tons of aggregate annually. Yarbrough complements our East Texas Division which continues to be a solid market related to local expansion in energy processing and refining capacity. Amador complements our existing operations in Stockton and Lodi, Calif. as a ready-mix concrete producer in Sutter Creek, Calif., approximately 45 miles southeast of Sacramento, Calif.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The economic slowdown has adversely impacted operations. It is expected that 2008 earnings will be significantly lower than 2007.
•
The company continues its strong emphasis on industrial, energy and public works projects and cost containment. It is also pursuing expansion of its liquid asphalt materials business to cost effectively meet the liquid asphalt and diesel requirements of the company, as well as third party customers.

•
Work backlog as of June 30 was approximately $634 million, compared to $662 million at June 30, 2007. Margins on the backlog have declined as a result of a shift to more public sector work and increased competition.

•	A key long-term strategy for the company is its 1.2 billion tons of strategically located aggregate reserves.

Utility Resources
Construction Services
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(In millions)
Operating revenues	$324.7	$263.8	$632.1	$500.6
Operating expenses:
Operation and maintenance	286.6	230.6	560.5	442.4
Depreciation, depletion and amortization	3.1	3.4	6.5	6.9
Taxes, other than income	10.4	7.5	22.4	16.2
	300.1	241.5	589.4	465.5
Operating income	24.6	22.3	42.7	35.1
Earnings	$14.1	$13.0	$24.9	$20.3

This segment had record quarterly earnings of $14.1 million, compared to $13.0 million for the second quarter of 2007. This increase reflects higher construction workloads that resulted in revenue growth of 23 percent, partially offset by lower margins.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•	The company anticipates margins in 2008 to be slightly lower than 2007.
•	The company continues to focus on costs and efficiencies to enhance margins.
•	Work backlog as of June 30 was approximately $655 million, compared to $765 million at June 30, 2007.
•	This business continually seeks opportunities to expand through strategic acquisitions and organic growth opportunities.

Electric and Natural Gas Distribution

Electric
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Dollars in millions, where applicable)
Operating revenues	$45.9	$44.6	$98.1	$91.7
Operating expenses:
Fuel and purchased power	15.7	15.5	34.5	32.6
Operation and maintenance	16.5	14.5	31.4	29.5
Depreciation, depletion and amortization	6.1	5.6	12.1	11.2
Taxes, other than income	2.2	2.1	4.4	4.3
	40.5	37.7	82.4	77.6
Operating income	5.4	6.9	15.7	14.1
Earnings	$2.8	$3.6	$8.3	$7.4

Retail sales (million kWh)	577.7	596.3	1,285.5	1,242.0
Sales for resale (million kWh)	51.5	47.0	99.9	91.2
Average cost of fuel and purchased power per kWh	$.024	$.024	$.024	$.024

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Dollars in millions, where applicable)
Operating revenues	$197.0	$53.4	$559.1	$189.5
Operating expenses:
Purchased natural gas sold	137.4	34.3	420.0	140.5
Operation and maintenance	28.7	15.6	55.7	31.2
Depreciation, depletion and amortization	7.2	2.5	14.3	5.0
Taxes, other than income	11.0	1.5	25.6	3.2
	184.3	53.9	515.6	179.9
Operating income (loss)	12.7	(.5)	43.5	9.6
Earnings (loss)	$5.4	$(.6)	$21.8	$5.6

Volumes (MMdk):
Sales	15.4	5.3	46.6	21.2
Transportation	18.5	2.9	45.1	6.3
Total throughput	33.9	8.2	91.7	27.5
Degree days (% of normal)*
Montana-Dakota	117%	94%	104%	94%
Cascade	120%	---	111%	---
Average cost of natural gas, including transportation, per dk**
Montana-Dakota	$9.45	$6.44	$8.16	$6.64
Cascade	$8.55	---	$8.07	---
* Degree days are a measure of the daily temperature-related demand for energy for heating.
** Regulated natural gas sales only.
Note: Cascade was acquired on July 2, 2007.

The combined utility businesses earned $8.2 million in the second quarter of 2008, compared to earnings of $3.0 million for the same period in 2007. Contributing to the increase were earnings at Cascade Natural Gas of $5.3 million, which includes a $4.4 million gain (after tax) on the sale of its natural gas management service. Cascade was acquired on July 2, 2007.

The company recently announced that it entered into an agreement to acquire Intermountain Gas Company. Intermountain Gas is headquartered in Boise, Idaho, and serves more than 300,000 customers in 74 communities in Idaho. The enterprise value of the cash-for-stock transaction, including indebtedness, is approximately $328 million. It is anticipated that the closing will occur during the fourth quarter.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
The company is analyzing potential projects for accommodating load growth and replacing an expired purchased power contract with company-owned generation, which will add to base-load capacity and rate base. The company is a participant in the Big Stone Station II project. On June 5, the Minnesota Public Utilities Commission voted to delay its decision on the Big Stone Station II application for a transmission certificate of need and a route permit. The decision to delay was made so that the commission can receive information from an independent expert on construction costs, natural gas prices and potential costs related to carbon dioxide. A hearing and decision is expected by the fall. If the decision is to proceed with construction of the plant, it is projected to be completed in 2013. The company anticipates it would own at least 116 megawatts of this plant or other generation sources.

•	This business continues to pursue expansion of energy-related services and expects continued strong customer growth in Washington and Oregon.

Other
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Dollars in millions)
Operating revenues	$2.7	$2.4	$5.3	$4.9
Operating expenses:
Operation and maintenance	2.8	3.7	5.5	7.5
Depreciation, depletion and amortization	.3	.4	.6	.8
Taxes, other than income	.1	---	.1	.1
	3.2	4.1	6.2	8.4
Operating loss	(.5)	(1.7)	(.9)	(3.5)
Income (loss) from continuing operations	1.8	(1.0)	3.3	(3.5)
Income from discontinued operations, net of tax	---	7.4	---	12.6
Earnings	$1.8	$6.4	$3.3	$9.1

Risk Factors and Cautionary Statements that May Affect Future Results

The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s natural gas and oil production and pipeline and energy services businesses are dependent on factors, including commodity prices and commodity price basis differentials, which are subject to various external influences that cannot be predicted or controlled.

•
The regulatory approval, permitting, construction, startup and operation of power generation facilities may involve unanticipated changes or delays that could negatively impact the company’s business and its results of operations and cash flows.

•	Economic volatility affects the company’s operations, as well as the demand for its products and services and, as a result, may have a negative impact on the company’s future revenues and cash flows.
•
The company relies on financing sources and capital markets. If the company is unable to obtain economic financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.

•	Actual quantities of recoverable natural gas and oil reserves and discounted future net cash flows from those reserves may vary significantly from estimated amounts.
•
Some of the company’s operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•
One of the company’s subsidiaries is subject to ongoing litigation and administrative proceedings in connection with its coalbed natural gas development activities. These proceedings have caused delays in coalbed natural gas drilling activity, and the ultimate outcome of the actions could have a material negative effect on existing coalbed natural gas operations and/or the future development of its coalbed natural gas properties.

•	The company is subject to extensive government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows.
•
The value of the company’s investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.

•
The company’s pending acquisition of Intermountain may be delayed or may not occur if certain conditions are not satisfied. Upon completion of the acquisition, if the company is unable to integrate the Intermountain operations effectively, its future financial position or results of operations may be adversely affected.

•
One of the company’s subsidiaries is engaged in litigation with a nonaffiliated natural gas producer that has been conducting drilling and production operations that the subsidiary believes is causing diversion and loss of quantities of storage gas from one of its storage reservoirs. If the subsidiary is not able to obtain relief through the courts or the regulatory process, its storage operations could be materially and adversely affected.

•	Weather conditions can adversely affect the company’s operations and revenues and cash flows.
•	Competition is increasing in all of the company’s businesses.
•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

o	Acquisition, disposal and impairments of assets or facilities.

o	Changes in operation, performance and construction of plant facilities or other assets.
o	Changes in present or prospective generation.
o	The availability of economic expansion or development opportunities.
o	Population growth rates and demographic patterns.
o	Market demand for, and/or available supplies of, energy- and construction-related products and services.
o	The cyclical nature of large construction projects at certain operations.
o	Changes in tax rates or policies.
o	Unanticipated project delays or changes in project costs, including related energy costs.
o	Unanticipated changes in operating expenses or capital expenditures.
o	Labor negotiations or disputes.
o	Inability of the various contract counterparties to meet their contractual obligations.
o	Changes in accounting principles and/or the application of such principles to the company.
o	Changes in technology.
o	Changes in legal or regulatory proceedings.
o	The ability to effectively integrate the operations and the internal controls of acquired companies.
o	The ability to attract and retain skilled labor and key personnel.
o	Increases in employee and retiree benefit costs.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In millions, except per share amounts) (Unaudited)

Operating revenues	$1,251.8	$982.4	$2,373.7	$1,769.9
Operating expenses:
Fuel and purchased power	15.7	15.5	34.5	32.6
Purchased natural gas sold	145.1	40.3	421.7	139.1
Operation and maintenance	749.3	676.4	1,306.5	1,166.9
Depreciation, depletion and amortization	89.7	70.1	176.9	139.9
Taxes, other than income	53.5	37.3	108.0	69.6
	1,053.3	839.6	2,047.6	1,548.1
Operating income	198.5	142.8	326.1	221.8
Earnings from equity method investments	2.1	4.0	3.9	6.1
Other income (expense)	(.1)	.9	1.5	2.2
Interest expense	19.2	17.5	37.9	34.9
Income before income taxes	181.3	130.2	293.6	195.2
Income taxes	65.8	48.2	107.0	71.8
Income from continuing operations	115.5	82.0	186.6	123.4
Income from discontinued operations, net of tax	---	7.5	---	12.7
Net income	115.5	89.5	186.6	136.1
Dividends on preferred stocks	.2	.2	.4	.3
Earnings on common stock	$115.3	$89.3	$186.2	$135.8

Earnings per common share -- basic
Earnings before discontinued operations	$.63	$.45	$1.02	$.68
Discontinued operations, net of tax	---	.04	---	.07
Earnings per common share -- basic	$.63	$.49	$1.02	$.75
Earnings per common share -- diluted
Earnings before discontinued operations	$.63	$.45	$1.01	$.67
Discontinued operations, net of tax	---	.04	---	.07
Earnings per common share -- diluted	$.63	$.49	$1.01	$.74
Dividends per common share	$.1450	$.1350	$.2900	$.2700
Weighted average common shares outstanding -- basic	183.0	181.8	182.8	181.6
Weighted average common shares outstanding -- diluted	183.7	182.7	183.5	182.5

	Six Months Ended June 30,
	2008		2007
	(Unaudited)

Other Financial Data
Book value per common share	$14.06		$12.41
Dividend yield (indicated annual rate)	1.7%		1.9%
Price/earnings ratio*	13.3	x	15.7	x
Market value as a percent of book value	247.9%		225.9%
Return on average common equity*	19.3%		15.2%
Total assets**	$6.2		$5.1
Total equity**	$2.6		$2.3
Total debt **	$1.6		$1.4
Capitalization ratios:
Total equity	61%		63%
Total debt	39		37
	100%		100%

* Represents 12 months ended
** In billions
Note: The above information reflects the effects of both continued and discontinued operations.